THOMAS G. KIMBLE & ASSOCIATES
                311 South State Street, Suite 440
                   Salt Lake City, Utah 84111
                         (801) 531-0066



                           July 8, 2005

Board of Directors
Barossa Coffee Company, Inc.
311 S. State, Suite 460
Salt Lake City, Utah 84111

Re:  Opinion and Consent of Counsel with respect to Registration
Statement on Form SB-2

TO WHOM IT MAY CONCERN:

       You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

       The proposed offering and public distribution relates to 400,000 shares of Common Stock, $.001 par value to be offered and sold to the public at a price of $0.25 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

       We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.

                                     Sincerely yours,

                                     THOMAS G. KIMBLE & ASSOCIATES


                                     /s/Van L. Butler
                                     Van L. Butler